Exhibit 10.3

ASSIGNMENT OF TRADEMARK

This Agreement (this “Agreement”) is made and entered into effective as of July 28, 2008 (“Effective Date”) by and between IMPLANTABLE VISION, INC., a Utah corporation (“Assignor”), on the one hand, and BT ACQUISITIONS, INC., a Colorado corporation (“Assignee”), on the other hand.

WHEREAS, Assignor owns the trademark applications and registrations for the marks set forth on Schedule A attached hereto (hereinafter collectively referred to as the “Marks”);

WHEREAS, Assignee wishes to acquire from Assignor all of its right, title and interest in, to and under such Marks.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, transfers and conveys to Assignee, its successors, assigns and legal representatives forever, Assignor’s entire right, title and interest throughout the world in and to such Marks, together with that part of the goodwill of Assignor’s business connected with the use thereof and symbolized thereby, and any and all of Assignor’s other rights, privileges and priorities provided under the United States, state or foreign law with respect to the Marks, including, without limitation, Assignor’s common law rights and rights under the laws of unfair competition (hereinafter the “Transferred Rights”) and any and all of Assignor’s rights to obtain renewals, reissues, and extensions for such Marks upon registration of such Marks throughout the world, or other legal protections pertaining to the Transferred Rights;

AND, Assignor HEREBY covenants that Assignor has the full right to convey the interest assigned by this Assignment, has not conveyed any interest in or right to the Marks to any third party, and Assignor has not executed and will not execute any Agreement in conflict with this Assignment;

AND, Assignor HEREBY further covenants and agrees that Assignor will, without further consideration, communicate with Assignee, its successors and assigns, any facts known to Assignor respecting the Marks, and testify in any legal proceeding, sign all lawful papers when called upon to do so, execute and deliver any and all papers that may be necessary or desirable to perfect the title to the Marks in said Assignee, its successors and assigns, and generally do everything possible to aid Assignee, its successors and assigns, to obtain and enforce proper trademark protection for the Marks in the United States and any foreign country, it being understood that any expense incident to the execution of such papers shall be borne by Assignee, its successors and assigns.

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ASSIGNOR:
IMPLANTABLE VISION, INC.

By: /s/ Bryan Bulloch
Name: Bryan Bulloch
Title: President and Chief Financial Officer

ASSIGNEE:

BT ACQUISITIONS, INC.

By: /s/George Rozakis
Name: George Rozakis
Title: President

SCHEDULE A

TRADEMARK PORTFOLIO

Mark and Appl./Reg. No.	Country	Goods / Service General Categories and Class(es)
US Reg. No. 2532974	United States
Japanese Registration No. 4614342	Japan